<DOCUMENT>
<TYPE>EX-2.5
<SEQUENCE>8
<FILENAME>centricsamendments
<TEXT>

Articles of Amendment to
the Articles of Incorporation

of

Centrics Holdings Corporation
(name of corporation as currently filed with the Florida Depart. of State)

P03000124460
(document number of corporation)

   Pursuant to the provisions of section 607.1006, Florida Statutes, Centrics Holdings Corporation adopts the following amendments to its Articles of Incorporation:

ARTICLE 1
CORPORATE NAME

    The name of the Corporation is White Knight SST, Inc.

ARTICLE IV
SHARES

    The capital stock of this corporation shall consist of 250,000,000 shares of common stock, $.001 par value.

    All other Articles of Incorporation of Centrics Holdings Corporation remain unchanged and in full force and effect.

    The Amendments were approved by the shareholders. The number of votes cast for the amendments by the shareholders were sufficient for approval.

    Signed this 10th day of December, 2003.

    By: s/s MARK CLANCY
          Mark Clancy
          President
          Director

</TEXT>
</DOCUMENT>